UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 20, 2009 (July 19, 2009)

Fortress Investment Group LLC
(Exact name of registrant as specified in its charter)

Delaware	001-33294	20-5837959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2009, FIG LLC (together with Fortress Investment Group LLC and its other affiliates, “Fortress”) entered into an Employment Offer Letter (the “Letter”) with Daniel H. Mudd, pursuant to which Mr. Mudd will serve as the Chief Executive Officer of Fortress, commencing on August 11, 2009 (the “Start Date”).  The following summary of certain provisions of the Letter is qualified in its entirety by reference to the Employment Offer Letter filed as Exhibit 10.1 hereto and incorporated herein by reference.

Fortress will provide Mr. Mudd with an annual base salary of $200,000 for each of 2009 and 2010.  After 2010, Mr. Mudd’s base salary will be subject to annual adjustments based on the recommendations of a committee composed of Fortress Principals (the “Principals Committee”) and subject to the approval of the Compensation Committee of the Fortress Board of Directors (the “Compensation Committee”).

Mr. Mudd will receive a cash bonus of $1.3 million for 2009, payable on the Start Date.  In addition, Mr. Mudd is entitled to receive a cash bonus of $1.8 million for 2010, payable no later than March 15, 2011, subject to either his continued employment on the payment date or the earlier termination of his employment by Fortress without “Cause” or by Mr. Mudd for “Good Reason” (each as defined in the Letter) prior to the payment date.  After 2010, Mr. Mudd will be eligible to receive a discretionary annual performance bonus as determined by the Principals Committee and the Compensation Committee.

Effective on the Start Date, Mr. Mudd will receive, subject to the terms and conditions of a definitive grant agreement, a grant of restricted stock units (the “RSU Grant”) in Fortress Investment Group LLC with a value of $25,000,000.  One-half of the RSU Grant will consist of dividend-paying restricted stock units.  The RSU Grant will vest in equal annual installments on each of the first eight (8) anniversaries of the Start Date, subject to Mr. Mudd’s continued employment on each such anniversary.  Notwithstanding the continued employment requirement, upon the termination of Mr. Mudd’s employment by Fortress without Cause or by Mr. Mudd for Good Reason, the RSU Grant will be subject to vesting as follows:  if such termination occurs within twelve (12) months following a “Change in Control” (as defined in the grant agreement) the entire RSU Grant shall immediately vest, and if such termination occurs other than within twelve (12) months following a Change in Control, the portion of the RSU Grant that would have vested on the next two (2) anniversaries of the Start Date will continue to vest as if Mr. Mudd had remained employed by Fortress.

Mr. Mudd will be granted $500,000 in value of restricted Class A Shares of Fortress Investment Group LLC, which will vest on January 1, 2010, subject to his continued employment on the vesting date.

The Letter provides that Mr. Mudd will not compete with Fortress for twelve months following the resignation of his employment or the termination of his employment for Cause.  In addition, the Letter provides that Mr. Mudd will not solicit the employees or customers of Fortress for eighteen months following any termination of his employment.

Effective upon Mr. Mudd commencing employment as Chief Executive Officer, Wesley R. Edens will no longer hold the position of Chief Executive Officer of Fortress.  Mr. Edens will continue to serve as a member of Fortress's board of directors, and effective as of August 11, 2009, Wesley R. Edens and Peter L. Briger will become co-chairmen of Fortress's board of directors.  Mr. Mudd will retain his seat on the board.

For biographical and other information regarding Mr. Mudd, refer to Fortress's definitive proxy statement filed on April 30, 2009.

A copy of the press release issued by Fortress announcing the appointment of Mr. Mudd as Chief Executive Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

10.1	Employment Offer Letter, dated July 19, 2009.

99.1	Press Release, dated July 19, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INVESTMENT GROUP LLC
(Registrant)

/s/ David N. Brooks
David N. Brooks
General Counsel

Date: July 20, 2009

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Offer Letter, dated July 19, 2009.

99.1	Press Release, dated July 19, 2009.